Exhibit 5.2

Lilium N.V. Galileostraße 335 82131 Gauting, Germany

New York

3 World Trade Center, 175 Greenwich St New York, NY 10007 T +1 (212) 277-4000

www.freshfields.com

May 29, 2024

Ladies and Gentlemen:

We are acting as United States counsel to Lilium N.V., a Dutch public limited liability company (the Company), in connection with the underwritten public offering of (i) 43,809,523 Class A ordinary shares, nominal value €0.01 per share (the Class A Shares and, the offered Class A Shares, the Shares) and (ii) warrants to purchase 43,809,523 Class A Shares (the Warrants) sold by the Company (the Confidentially Marketed Public Offering) pursuant to the underwriting agreement dated May 23, 2024 by and between the Company and B. Riley Securities, Inc. (the Underwriting Agreement) and (iii) 43,809,523 Class A Shares issuable upon the exercise of the Warrants, which amounts include up to 5,714,285 Shares and accompanying Warrants to purchase up to 5,714,285 Shares (which may be sold pursuant to the exercise of the Underwriter’s option to purchase additional Shares and accompanying Warrants). The Shares, Warrants and Class A Shares issuable upon the exercise of the Warrants are included in a registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the Commission) on October 3, 2022 (File No. 333-267719) (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and are being offered pursuant to a base prospectus included in the Registration Statement (the Base Prospectus) and a prospectus supplement dated May 23, 2024 (together with the Base Prospectus, the Prospectus).

The opinion expressed herein is confined to the law of the State of New York, as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the law of The Netherlands, we have relied upon the opinion dated on or about the date hereof of Freshfields Bruckhaus Deringer LLP, which opinion is being furnished to the Commission as an exhibit to the Company’s Report on Form 6-K relating to, among other things, the Confidentially Marketed Public Offering.

In rendering the opinion expressed below, we have examined the following documents and agreements:

(a)	the Underwriting Agreement and the form of Warrant attached thereto (the Form of Warrant);

(b)	the warrant agreement, dated as of May 29, 2024 (the Warrant Agreement and, together with the Form of Warrant, the Warrant Documents), by and between the Company and Continental Stock Transfer & Trust Company (Continental); and

(c)	the Registration Statement.

Freshfields Bruckhaus Deringer is an international legal practice operating through Freshfields Bruckhaus Deringer US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields Bruckhaus Deringer (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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In addition, we have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinion expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon the representations and warranties contained in the Underwriting Agreement, and oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed that the Warrant Documents have been duly authorized, executed and delivered by the parties thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, assuming that (i) the Warrants have been duly authorized by the Company, and (ii) the Warrant Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of Continental, the Warrant Agreement and the Warrants constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion above is subject to (i) (a) the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, (b) the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and (c) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (1) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (2) concepts of materiality, reasonableness, good faith and fair dealing, and (ii) limitations on the right to indemnity and contribution under applicable law and public policy.

In addition, we express no opinion as to (i) the validity, legally binding effect or enforceability of (a) any waiver of immunity, (b) any waiver of a right to trial by jury, (c) any waiver of inconvenient forum set forth in the Warrant Documents and the Warrants or (d) any provisions relating to partial unenforceability contained in the Warrant Documents or (ii) (a) whether a federal or state court outside New York would give effect to any choice of law provided for in the Warrant Documents and the Warrants or (b) any provisions of the Warrant Documents and the Warrants that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Warrant Documents and the Warrants or the transactions contemplated thereby.

The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Registration Statement, and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to this opinion letter being furnished to the Commission as Exhibit 5.2 to the Company’s Report on Form 6-K relating to, among other things, the Confidentially Marketed Public Offering, which is incorporated by reference into the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Freshfields Bruckhaus Deringer US LLP